                     [WILLIAMS & WEBSTER, P.S. LETTERHEAD]



The Board of Directors
Advanced Biotherapy, Inc.
Woodland Hills, CA



                    CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


We consent to incorporation by reference in this registration statement on Form S-3 of Advanced Biotherapy, Inc. of our report dated March 6, 2001, relating to the balance sheets of Advanced Biotherapy, Inc. as of the end of fiscal years 2000 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the fiscal years 2000 and 1999, which report appears in the fiscal 2000 annual report on Form 10-KSB of Advanced Biotherapy, Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.



/s/ WILLIAMS & WEBSTER, P.S.
------------------------------
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

July 25, 2001